CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS (*****) DENOTE SUCH OMISSION.

EXHIBIT 10.1

MARKETING AND DISTRIBUTION AGREEMENT

Made and entered into by and between:

INTERNATIONAL MANUFACTURERS OF COSMETICS CC t/a UNIVERSAL COSMETIC MANUFACTURERS INTERNATIONAL

Registration No: 1999/046994/23

("The Manufacturer")

And

AVALLON 7

("The Distributor")

NOW THEREFORE THE PARTIES HERETO HAVE AGREED EACH WITH THE OTHER AS FOLLOWS:

1. 1. **INTERPRETATION**

1.1 In this Agreement, unless the context otherwise indicates:

1.1.1 "Agreement" means this agreement and all annexures and schedules hereto;

1.1.2 "Business Day" means any day other than a Saturday, Sunday or Public Holiday officially recognised as such in the Republic of South Africa and regions specified.

1.1.3 "Effective Date" means 21st April 2006, notwithstanding the Signature Date;

1.1.4 AVALLON 7 Limited means a company duly registered and incorporated in accordance with the laws of UNITED STATES OF AMERICA having its registered office at 1981 Marcus Avenue, Suite C129, Lake Success, New York, 11042.

1.1.5 "Infomercial" means a television information commercial in respect of the Products;

1.1.6 "Intellectual Property Rights" means all intellectual property rights of every nature whatever relating to the Products including, without limiting the generality of the afore going, all patents, trade marks, designs, names, logos, copyright, know-how and specifications owned by the Manufacturer and/or in association with the Products, whether registered or not;

1.1.7 "International Manufacturers of Cosmetics CC" means a close corporation duly incorporated in terms of the laws of the Republic of South Africa with its principal place of business being Unit 2 – 3, 6 Lauda Road, Killarney Gardens, Cape Town, South Africa

1.1.8 "Kit" means a unit of the Products as defined below, as packaged and labelled by the Manufacturer and subject to the terms and conditions stipulated thereon;

1.1.9 "Name" means the name "Avallon 8";

1.1.10 "Products" means the range of cosmetic hair care products manufactured and sold by the Manufacturer under the name and style "Avallon 8" range comprising for the purposes of this Agreement the Treatment shampoo, the treatment cream, the treatment spray.

1.1.11 "RSA" means the Republic of South Africa;

1.1.12 "Signature Date" means the date on which the last party signing this agreement does so;

1.1.13 The "Territory" being

UNITED STATES OF AMERICA AND CANADA
(with a right of first refusal)

All approvals required to sell the product in these countries shall be provided by the VENDOR. AVALLON 7 will be responsible for providing all guidance and assistance. AVALLON 7 will not be responsible financially or otherwise if approvals are not obtained.

The following is excluded from the contract

GCC & NORTH AFRICA
Saudi Arabia
Qatar
Sudan
UAE
Iraq
Jordan
Kuwait
Iran
India
Syria
Egypt
Tunisia
Libya
Bahrain
Lebanon
Mauritania
Oman
Morocco
Algeria

1.1.14 "The Distributor" means AVALLON 7

1.1.15 "The Manufacturer" means International Manufacturers of Cosmetics

1.1.16 "Trade marks" means the trade marks, whether registered or not, which the Manufacturer currently uses or has the right to use and the trade marks which the Manufacturer may from time to time acquire the right to use, in relation to the Products.

1.2 Words importing the singular shall include the plural and *vice versa*, and words importing the masculine gender shall include females and words importing persons shall include partnerships and bodies corporate.

1.3 The head notes to the paragraphs to this Agreement are inserted for reference purposes only and shall not affect the interpretation of any of the provisions to which they relate.

1.4 This Agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any party shall be deemed to include such party's estate, heirs, executors, administrators, trustees, permitted assigns or liquidators, as the case may be.

1.5 If any provision in clauses 1 or 2 is a substantive provision conferring rights or imposing obligations on any party, then notwithstanding that such provision is contained in such clauses, effect shall be given thereto as if such provision were a substantive provision in the body of the Agreement.

1.6 Where any term is defined within the context of any particular clause in this Agreement, the term so defined shall, unless it appears clearly from the clause in question that such

term has limited application to the relevant clause, bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that such term has not been defined in this clause INTERPRETATION.

1.7 When any number of Business Days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last Business Day.

1.8 Should the day for the performance of any payment obligation in terms of this Agreement fall on a day, which is not a Business Day, then such obligation shall be performed on the next day, which is a Business Day.

1.9 Save where clearly indicated to the contrary, expressions defined in this Agreement shall bear the same meanings in any annexure hereto unless such annexure contains an alternative definition for the expression.

1.10 Unless expressly stated to the contrary, any reference in this Agreement to legislation or subordinate legislation is to such legislation or subordinate legislation at the Signature Date as amended and/or re-enacted from time to time thereafter.

1.11 The rule of interpretation that an agreement will be interpreted against the party responsible for the drafting and any similar rules of interpretation shall not apply to this Agreement and the parties waive any rights they have to rely on such rules.

1.12 Any provision of this Agreement that contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

1.13 Should this Agreement be signed on a date that results in the use of any tenses herein being inappropriate, the terms shall be read in the appropriate tense.

1.14 This Agreement shall be governed by and interpreted in accordance with the laws of New York, U.S.A.

2. INTRODUCTION

2.1 The Distributor has knowledge of and the experience, the means and the infrastructure necessary for selling, marketing and promoting the sale of the Products within the Territory.

2.2 The Manufacturer has developed and currently manufactures and sells the Products to wholesale pharmaceutical outlets and other distributors within the Republic of South Africa and various other countries falling outside of the Territory.

2.3 The parties wish to enter into this agreement in terms of which the Distributor shall market, sell and distribute the Products to the public in the Territory on the terms and conditions of this agreement.

3. GRANT OF EXCLUSIVE RIGHTS

The Manufacturer hereby grants the Distributor the exclusive right to purchase the items of the Products which comprises the Kit, as defined, for marketing, resale and distribution in the Territory, subject to the terms and conditions contained in this Agreement.

4. DURATION

4.1 This agreement shall be deemed to have commenced on the Effective Date and shall, save as otherwise provided herein, continue for a period of 3 (THREE) years.

4.2 The duration of the agreement may be extended for a further 3 (THREE) year period on the same terms and conditions set out herein, provided that the Distributor furnish the Manufacturer with written notice to extend the period by no later than 6 (SIX) months prior to the termination of the period referred to in clause 4.1 above and provided further that the Distributor has not defaulted

nor is in default in any material manner whatsoever and/or is in no dispute with the Manufacturer in any manner whatsoever in terms of this Agreement.

5. PRICE

5.1 The purchase price in terms of this Agreement is quoted, and shall be billed and paid in US dollars subject to the under mentioned.

5.2 a The purchase price for each Kit sold by the Manufacturer to the Distributor for the first year of this Agreement shall be (*****) delivered in a retail box.

5.2 b The infomercial becomes the property of AVALLON 7 and can be used by other parties with the sole written approval of AVALLON 7 on mutually agreed terms

5.3 For each order, the Distributor will issue the manufacturer with a binding irrevocable letter of credit (LC) to be payable F.O.B (not negotiable). Bank charges for issuing the letter of credit are the responsibility of the Distributor.

6. PLACEMENT OF ORDERS

6.1 The Distributor shall place all orders for the Products with the Manufacturer in writing by mail, facsimile or electronic means to its address by it's official standard order:

6.1.1 a reference to this Agreement;

6.1.2 the quantities of Kits ordered;

6.1.3 requested date of Delivery (subject to what is stated hereunder);

6.1.4 the price per Kit; and

6.1.5 shipping & invoicing instructions, if necessary.

6.2 The Manufacturer shall accept each order placed upon it and confirm such acceptance within 3 (THREE) days after it receives the order and shall do so in writing by mail, facsimile or electronic means to the Distributor's address set out hereunder.

6.3 The Manufacturer undertakes to execute all written orders received and accepted by it from the Distributor within a period of not less than 6 (SIX) weeks after receipt of payment. Referred to hereunder by the Manufacturer.

7. DELIVERY AND RISK

7.1 Delivery shall be Ex Works and to be collected by the designated forwarding agents.

7.2 Risk of loss and damage shall pass from the Manufacturer to the Distributor at the point of delivery.

7.3 All Kits delivered by the Manufacturer to the Distributor in terms of this clause shall be suitably packed by the Manufacturer.

7.4 The Manufacturer shall not be liable in any way for any loss of trade or profit occurring to the Distributor in the event of delivery of the Kits being frustrated or delayed by war, strikes, riots, lock-outs, trade disputes, acts or restraints of governments, the imposition of restrictions on exportation, hijacking, pirating, fire, any other natural catastrophe or from any other cause not within the control of the Manufacturer.

8 INVOICING AND PAYMENT

8.1 Invoices shall be issued in US dollars and sent to the Distributor's address set out hereunder regardless of their final destination. All payments shall be effected in US dollars.

8.2 Payment Terms: Irrevocable Letter of Credit (LC) to be placed on pro-forma invoice F.O.B.

9 SALES TARGETS

9.1 It is recorded that the Distributor shall place an order for no less than 3000 (THREE THOUSAND) Kits with the Manufacturer within the first month from the Effective Date and pay for each consignment before shipment is effected.

After the first three months, no less than 15.000 (FIFTEEN THOUSAND) Kits monthly but no less than 150,000 (ONE HUNDRED AND FIFTY THOUSAND) in the first year. Distributor shall have no liability for a failure to purchase the minimum number of units, except that in such event, Manufacturer may withdraw the exclusive rights granted herein. In such an event, Distributor shall have the rights to sell the existing stock.

9.2 It is further recorded that for the remaining duration, of this Agreement the Distributor shall place regular orders. Both parties will negotiate in good faith in order to reach agreement on a sales target. The quantity will be agreed to after a period of 9 months.

9.3 The Distributor shall endeavour to attain the best possible sales target.

10. OWNERSHIP TRANSFER

Notwithstanding delivery and the transfer of risk, ownership to the Kits shall only pass to the Distributor upon full payment.

11. THE DISTRIBUTOR'S OBLIGATIONS

The Distributor shall:

11.1 at all times use its best endeavours to promote, market, sell and extend the marketing and sale of the Products

throughout the Territory and strive to obtain orders for the Products from all potential customers. Towards this end the Distributor specifically undertakes to include promotion, marketing and sales through the medium provided for in terms of clause 14 hereunder;

11.2 be entitled to sell the Products on whatever financial terms it deems suitable;

11.3 not make any representations or give any warranties, other than those contained in written information given by the Manufacturer to the Distributor from time to time, in relation to the Products;

11.4 within 30 (thirty) days of any dispute arising between itself and any purchaser in relation to the sale of the Products, inform the Manufacturer of such dispute;

11.5 not without the prior consent in writing of the Manufacturer, be concerned or interested either directly or indirectly whether as principal, agent, partner, representative, shareholder, director, employee, member, investor or in any other like capacity in the manufacture, production, incorporation, sale or advertising of any goods in the Territory which are like, or similar to any of the Products or which, either alone or in conjunction with some other product, perform or are designed to perform, the same function as, or similar functions to those of the Products, or which might otherwise compete or interfere with the sale of any of the Products; (except for the products listed in Schedule A)

11.6 not either directly or through any agent sell any of the Products outside the Territory or knowingly or having reason to believe that they would be so resold, sell the Products to any person or body corporate or unincorporated within the Territory with a view to their resale outside the Territory;

11.7 shall in all correspondence and other dealings relating directly or indirectly to the sale or other disposition of the Products clearly indicate that it is acting as principal in terms of distribution rights;

11.8 shall not incur any liability on behalf of the Manufacturer, or in any way pledge or purport to pledge the Manufacturer's credit, or accept any order or make any contract binding upon the Manufacturer;

11.9 upon the reasonable written request of the Manufacturer, supply reports and other information relating to transactions in regard to the Products to the Manufacturer to assess future market demand and for product development;

11.10 not alter, obscure, remove, conceal or otherwise interfere with any written words, markings or name plates or their indications of the source or origin of the Products which may be placed thereon by the Manufacturer and/or approved packaging and labelling; and

11.11 store the Kits in an environment satisfactory for the purposes of preserving the Products. (The nature of the product being plant based and the extreme temperatures will diminish the performance of the active ingredients in the product.) Store in a cool place no higher than 25 degrees.

12.THE MANUFACTURER'S OBLIGATIONS

The Manufacturer shall:

12.1 at its own expense supply to the Distributor such samples of the Products, catalogues and other advertising material for the Products are reasonably sufficient with a view to promoting, marketing and sales of the Products within the Territory;

12.2 not sell or supply any of the Products to any customers neither wholesale or retail, within the Territory, or to anyone with the expectation or belief that they will.

12.3 take such steps as may be available to it to prevent the infringement of the rights granted to the Distributor in terms hereof, by any other persons; and

12.4 provide the Distributor's employees or agents with product demonstrations and information on any other matter which the Manufacturer and the Distributor, in consultation with each other, consider necessary for the effective promoting, marketing and sales of the Products in the Territory. The Distributor shall be responsible for all travel expenses in all instances.

13. ADVERTISING

13.1 The Distributor shall for the duration of this Agreement, undertake and implement an advertising campaign in regard to the promotion, marketing and sale of the Products throughout the Territory, which advertising campaign shall be the sole responsibility of the Distributor subject, however, to the specific prior approval in writing to the form, manner, extent and wording of such advertising by the Manufacturer.

13.2 All expenses incurred in advertising and promoting the Products shall be at the Distributor's sole expense.

13.3 The Distributor shall be entitled to use any medium for marketing, advertising and distribution available to it in order to promote the sale of the Products.

13.4 *Inter alia* and notwithstanding, the Distributor undertakes that it shall procure and ensure the production of and airing on television of an appropriate infomercial within

the Territory and allow for the manufacturer to review and comment before airing.

14 DEFECTIVE PRODUCTS

14.1 Should any of the Products, excluding the item of the Products, have manufacturing defects from time to time and should the Distributor already have made payment for such Products, the Manufacturer shall pass a credit in favour of the Distributor within 30 (THIRTY) days of satisfying itself as to such defect at the Distributor's cost.

14.2 In order for the Manufacturer to satisfy itself the Distributor undertakes to return reasonable samples of such defective items to the Manufacturer at its own costs.

15 TRADE MARKS AND INTELLECTUAL PROPERTY RIGHTS

15.1 The Distributor acknowledges that the Trade Marks and Intellectual Property Rights, whether registered or not, which may be used for or in relation to or in connection with or in regard to or in respect of the Products, are the sole property of and owned by the Manufacturer. Except that distributors registered trademarks shall remain the sole property of the Distributor.

15.2 The Distributor undertakes not to contest the validity of any of existing Trade Marks and/or Intellectual Property Rights during the currency of this Agreement or at any time thereafter or to assist any third party in applying for the revocation or expungement of any of the aforegoing.

15.3 The Distributor shall notify the Manufacturer of any relevant fact that comes to its knowledge, which may affect the Manufacturer's Intellectual Property Rights or reputation.

15.4 The Distributor shall comply with the provisions of clause 17.2 hereunder.

16 WARRANTIES

16.1 The Manufacturer warrants to the Distributor that:

16.1.1 the Manufacturer is lawfully able and entitled to grant to the Distributor the rights granted to the Distributor in terms of this Agreement.

16.1.2 all information given by the Manufacturer to the Distributor from time to time or in relation to the Products, including, without limitation, information to be used for the promoting, marketing and sale of the Products shall be true and correct.

16.1.3 to the best of the knowledge and belief of the Manufacturer, the fulfilment by the Distributor of its obligations in terms of this Agreement including the promoting, marketing, sale and/or use by the Distributor or any of its customers, as the case may be, of any of the Products, will not cause the Distributor or any of its customers to infringe the rights of any third party;

16.1.4 The Products are of a merchantable quality and of a quality consistent with the current formulation of the products.

16.1.5 Licensor warrants that it holds all rights to the "products" throughout the "Territory".

16.2 The Distributor warrants that it shall, immediately it becomes aware thereof, inform the Manufacturer in writing of any infringement or apparent infringement or challenge or threat to any of the Intellectual Property

Rights and/or Trade Marks by any person together with the identity of all parties to such infringement or apparent infringement which are known to it and undertakes to assist the Manufacturer in taking action to assert the Manufacturer's rights to the Intellectual Property Rights and/or Trade Marks.

16.3 Any claims made by third parties regarding the ownership of the rights that are claimed to be held by Licensor shall be the responsibility of Licensor, who shall indemnify and hold Licensee harmless from all such claims and reasonable attorneys fees incurred in defence of same.

17 NAME

17.1 Notwithstanding anything to the contrary contained in this Agreement and save as otherwise provided in this clause, all rights of ownership in and the right to use, the Name shall remain vested in the Manufacturer and the Distributor shall acquire no rights in regard thereto other than to use same during the currency of this Agreement in the manner provided herein.

17.2 Should this agreement be terminated for any reason whatsoever then the Distributor shall be obliged to forthwith desist from using the Name in any manner whatsoever.

17.3 The Distributor shall not be entitled to dispose of the Name and/or allow or permit any other party to use the Name in any manner whatsoever.

17.4 The Distributor indemnifies the Manufacturer against all loss, liability, damage, cost and expense of every nature whatsoever which the Manufacturer may suffer as a result of any breach by the Distributor of this clause.

18 PROTECTION OF KNOW-HOW AND FORMULAE

18.1 The Distributor undertakes, during the currency of this Agreement, to maintain the confidentiality of all know-how and formulae which it may acquire in relation to the Products and undertakes that it will not disclose any of such know-how and formulae to any third party during the currency of or following termination of this Agreement, save in terms of the provisions of this Agreement to those whose province it is to know same.

19 RELATIONSHIP

19.1 Nothing in this Agreement constitutes or shall be deemed to constitute a relationship of partnership or agency between the parties, and neither party shall have the authority to bind the other party or to represent that the relationship between them is that of a joint venture or partnership.

20 BREACH

20.1 Save as otherwise provided in this Agreement should either party –

20.1.1 commit a breach of any provision of this Agreement and fail to remedy such breach within 21 (TWENTY ONE) days after receiving written notice from the Manufacturer requiring the Distributor to do so.

21 TERMINATION

21.1 Upon the termination of the Agreement for any reason whatsoever -

21.1.1 The Distributor shall be entitled to continue in terms of the provisions of this Agreement solely for the purposes of disposing of any of the Products on hand or to be acquired in terms of clause 22.1.2.

21.1.2 The Distributor shall remain committed to and responsible for any orders placed with and accepted by the Manufacturer in the manner contemplated in this Agreement prior to termination of this Agreement.

21.1.3 Whilst the Distributor's rights of clauses 22.1.1 and 22.1.2 above endure, it shall not prejudice in any way the Manufacturer's right to appoint a new distributor for the Territory and also the Manufacturer's right/s to damages.

21.1.4 Save for the aforementioned, the Distributor shall not hold itself out as the official and appointed distributor of the Manufacturer.

21.1.5 Save as set out in this clause 22 the Distributor shall not have any rights to the Name, Intellectual Property Rights, to advertise, promote, market or sell the Products.

21.1.6 the Distributor shall immediately return all documentary material/s, samples, formula and all other property of the Manufacturer to the Manufacturer.

21.2 The limited rights afforded to the Distributor in terms of clauses 22.1.1 and 22.1.2 are afforded to the Distributor for a limited period of 3 (THREE) months from date of termination whereafter such rights shall entirely lapse and

the Distributor shall then be obliged to destroy all / any unsold Products.

21.3 The Distributor hereby irrevocably undertakes to afford the Manufacturer access to its premises inclusive of storage facilities so that the Manufacturer may ensure that the provisions of clause 22.2 above are met.

22 GOOD FAITH

In the implementation of this Agreement, the parties undertake to observe good faith and they warrant in their dealings with each other that they shall neither do anything nor refrain from doing anything which might prejudice or detract from the rights, assets or interests of any other of them.

23 NOTICES AND DOMICILIA

23.1 Each of the parties chooses *domicilium citandi et executandi* ("*domicilium*") for the purposes of the giving of any notice, the serving of any process and for any other purposes arising from this Agreement, as follows:

23.1.1 The Manufacturer – Unit 2-3, 6 Lauda Road, Killarney Gardens, Cape Province, South Africa

Telephone: +27 21 557 2428

Facsimile: +27 21 556 6673

E-mail: lisa@ucmi.co.za

23.1.2 The Distributor –1981 Marcus Avenue, Suite C129, Lake New York, 11042, United States of America

Telephone: 091 212 575-0500

Facsimile: 091 212 354-5323

E-mail: jtmitch4@charter.net

23.2 Each of the parties shall be entitled from time to time, by written notice to the other to vary its *domicilium* to any other physical address and/or its facsimile number and/or its electronic mail address.

23.3 Any notice given and any payment made by a party to the other ("the addressee") which:

23.3.1 is delivered by hand during the normal business hours of the addressee at the addressee's domicilium for the time being shall be presumed, unless the contrary is proved by the addressee, to have been received by the addressee at the time of delivery;

23.3.2 is posted by prepaid registered post from an address within or outside of the Republic of South Africa to the addressee at the addressee's domicilium for the time being shall be presumed, unless the contrary is proved by the addressee, to have been received by the addressee on the 10th (TENTH) day after the date of posting.

23.4 Where, in terms of this Agreement any communication is required to be in writing, the term

"Writing" shall include communications by electronic mail and/or facsimile. Communications by electronic mail and/or facsimile shall, unless the contrary is proved by the addressee, be deemed to have been received by the addressee 24 (TWENTY-FOUR) hours after the time of transmission.

24 APPLICABLE LAW AND JURISDICTION

24.1 This Agreement (including its validity, existence and implementation, the interpretation and application of its provisions, the respective rights and obligations of the parties in terms of and arising out of the conclusion, breach and termination of the provisions of this agreement) shall be interpreted and governed in all respects by the laws of the U.S.A.

24.2 The parties hereto agree that the U.S.A shall for all purposes have and be deemed to have jurisdiction over the parties hereto and in respect of any matter, issue, rights and obligations referred to in clause 25.1 above.

25 NO ASSIGNMENT

25.1 The Distributor shall respectively be precluded from:

25.1.1 ceding its rights;

25.1.2 delegating its obligations;

25.1.3 assigning its rights and obligations, under this Agreement without the prior written consent of the Manufacturer, which consent shall not be unreasonably withheld.

26 DISPUTE/ARBITRATION

26.1 Any dispute of whatsoever nature which arises out of or in connection with this Agreement, including any dispute as to the validity, existence, enforceability, interpretation, application, implementation, breach, termination or cancellation of this Agreement or as to the parties' rights and/or obligations in terms of this.

26.2 Agreement or in connection with any documents furnished by the parties pursuant to this Agreement, shall if so required

by either party by giving written notice to the other, be submitted to arbitration in accordance with this clause and the commercial arbitration rules ("rules") of the American Arbitration Association NY USA

26.3 This clause shall not preclude either party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator.

26.4 The arbitrator shall, if the dispute is agreed in writing by the parties to be –

26.4.1 primarily an accounting matter, be an independent practising accountant of no less than 7 (SEVEN) years' standing as such;

26.4.2 primarily a legal matter, be an attorney or advocate of not less than 7 (SEVEN) years standing as such;

26.4.3 any other matter, be a suitably qualified person

Agreed upon in writing by the parties; provided that if the parties do not within 3 (THREE) days after the date on which the arbitration is demanded, agree in writing as to the nature of the dispute and the identity of the arbitrator, the arbitrator shall, irrespective of the nature of the dispute, be appointed by AFSA or its successor-in-title upon request by either party to make such appointment after the expiry of such 3 (THREE) day period.

26.5 The arbitration shall be held at a venue in New York, U.S.A

26.6 Any order or award that may be made by the arbitrator –

26.6.1 shall be final and binding;

26.6.2 shall be carried into effect; and

26.6.3 may be made an order of any competent court.

26.7 This clause –

26.7.1 constitutes an irrevocable consent by the parties to any proceedings in terms hereof; and

26.7.2 is severable from the other provisions of this agreement and shall remain in effect notwithstanding the termination or invalidity for any reason of this Agreement.

27 FORCE MAJEURE

27.1 Any party hereto shall be excused from the fulfilment of any obligation under this Agreement for so long as such fulfilment may be hindered or prevented by any circumstances of force majeure, such as, but not limited to war, riot, strike, lockout, hijacking, pirating, fire, flood, other natural catastrophe, shortage of materials or transportation, national or local government regulations, or any other circumstances outside its control, provided that the party seeking to be excused shall make every reasonable effort to minimise the hindrance of such fulfilment. If after a time period of 90 (NINETY)days the circumstances of force majeure have not been resoled, either party shall be entitled to cancel the order issued either in part or in total.

27.2 Upon the ending of such circumstance, the Party excused shall without undue delay resume the fulfilment of obligations affected.

28 GENERAL PROVISIONS

28.1 No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing

and signed by all parties to this Agreement or their duly authorised representatives.

28.2 This document contains the entire agreement between the parties and no party shall be bound by any undertakings, representations, warranties, promises or the like not recorded herein.

28.3 No indulgence, leniency or extension of time which any party ("the Grantor") may grant or show to any other party, shall in any way prejudice the Grantor or preclude the Grantor from exercising any of its rights in the future.

29. COSTS

29.1 The costs incurred solely by the Manufacturer in relation to the drafting and settling of this Agreement and all attendances incidental thereto incurred by shall be borne by the Manufacturer.

SCHEDULE A

1. Procede
2. Lasertron
3. ProGaurd
4. FolliGuard

Viceroy Hotels, CAPE TOWN, ON THIS THE 19 OF AUGUST 2006.

AS WITNESSES:

FOR: INTERNATIONAL MANUFACTURERS OF COSMETICS CC

1. ....

2. ....

Who warrants that she is duly authorised thereto

Name of Signatory: LUCILLE PEGG

Capacity of Signatory: DIRECTOR

SIGNED AT .... ON THIS THE 17th DAY OF August, 2006.

AS WITNESSES:

FOR: AVALLON 7

1. ....

2. ....

Who warrants that he is duly authorised thereto

Name of Signatory: DAVID BAKHSHI

Capacity of Signatory: PRESIDENT